Exhibit 99.1

ImmuCell

ImmuCell Announces Selection of its Next President and CEO

For Immediate Release

PORTLAND, Maine – September 29, 2025 – ImmuCell Corporation (Nasdaq: ICCC) (“ImmuCell” or the “Company”), a growing animal health company that develops, manufactures and markets scientifically proven and practical products that improve the health and productivity of dairy and beef cattle, today announced that it has selected Olivier te Boekhorst as its next President and CEO. The Company anticipates a start date of November 1, 2025 for Mr. te Boekhorst.

Mr. te Boekhorst is currently an Operating Partner at ARCHIMED, a global investment firm focused on human and animal healthcare industries, and serves as Chair of the Board of SeqCenter, a Next Generation Sequencing laboratory located in Pittsburgh, PA, where he previously served as CEO. From 2004 to 2022, he held several leadership roles at Maine-based global diagnostics leader IDEXX Laboratories. At IDEXX, Mr. te Boekhorst led M&A activities consolidating the livestock diagnostics segment, and as Senior VP he grew the livestock and dairy diagnostics, water safety testing, and human diagnostics divisions. He launched and grew multiple innovations for dairy and beef producers worldwide to drive customer and shareholder value. Early in his career, Mr. te Boekhorst worked for the Boston Consulting Group and received an MBA from Cornell University.

“Change is good, and handing off leadership to Olivier at this time is an exciting next step for the Company,” said Michael F. Brigham, the Company’s current President and CEO. “Olivier brings to the Company a depth of experience and industry contacts that we expect will be very valuable as we work to grow First Defense® sales with our increased production capacity now successfully in place, and progress next steps for Re-Tain®.”

“I am excited to join the ImmuCell organization as President and CEO at this pivotal time, with exciting opportunities for First Defense® and Re-Tain® ahead of us,” commented Mr. te Boekhorst. “ImmuCell has a unique opportunity to improve farm animal welfare and contribute to the sustainability of the dairy and beef industries by offering solutions that address scours and mastitis without traditional antibiotics. I am impressed with the ImmuCell team, and I look forward to working with them to create value for customers and stockholders.”

After Mr. te Boekhorst’s start date, Mr. Brigham will serve as Special Advisor to the CEO for at least two months, to help assure a smooth transition. Mr. Brigham also will continue to serve on the Company’s Board of Directors until the next Annual Meeting of Stockholders and looks forward to continued Board service thereafter subject to re-election by stockholders.

The terms of Mr. te Boekhorst’s employment include two initial awards of stock options as inducement grants under terms approved by Company’s Compensation and Stock Option Committee. The first award was a non-qualified stock option to purchase 76,673 shares of common stock of the Company, granted on September 16, 2025. That award will terminate and never become exercisable unless Mr. te Boekhorst commences employment with the Company by November 30, 2025 at the latest. The second award (for up to an additional 85,000 shares, subject to adjustment) is to be made through a grant after commencement of employment and will consist of a mix of incentive stock options and non-qualified stock options. All of these stock options will carry a 10-year term from the date of grant. Each grant will vest in three equal increments, on the first, second, and third anniversaries of their respective dates of grant. The options granted September 16, 2025 have a stated exercise price of $5.90 per share. The options to be granted after commencement of employment will have a stated exercise price equal to the closing price of the Company’s common stock on the date of grant.

Cautionary Note Regarding Forward-Looking Statements (Safe Harbor Statement):

This Press Release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and often include words such as “expects”, “may”, “anticipates”, “aims”, “intends”, “would”, “could”, “should”, “will”, “plans”, “believes”, “estimates”, “targets”, “projects”, “forecasts”, “seeks” and similar words and expressions. Such statements include, but are not limited to, any forward-looking statements relating to: our plans, goals and strategies for our business; the expected timing of key future events; future operational performance and financial results; future demand for our products; the timing and outcome of pending or anticipated applications for regulatory approvals; and any other statements that are not historical facts. Such statements involve known and unknown risks and uncertainties that may cause the Company’s actual results, financial or operational performance or achievements to be materially different from those expressed or implied by these forward-looking statements. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

About ImmuCell:

ImmuCell Corporation’s (Nasdaq: ICCC) purpose is to create scientifically proven and practical products that improve the health and productivity of dairy and beef cattle. ImmuCell manufactures and markets First Defense®, which provides Immediate Immunity™ to newborn dairy and beef calves, and is developing Re-Tain®, a novel treatment for subclinical mastitis in dairy cows that carries no FDA-required milk discard or pre-slaughter withdrawal label restrictions and that offers many potential benefits over traditional mastitis antibiotics. Press releases and other information about the Company are available at: http://www.immucell.com.

Contacts:

Michael F. Brigham, President and CEO

Timothy C. Fiori, Chief Financial Officer
ImmuCell Corporation
(207) 878-2770

Joe Diaz, Robert Blum and Joe Dorame
Lytham Partners, LLC
(602) 889-9700

iccc@lythampartners.com